EXHIBIT 10.7



                      THE READER'S DIGEST ASSOCIATION, INC.

                           EXECUTIVE CASH BALANCE PLAN

                        (Effective as of October 1, 1999)





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                                TABLE OF CONTENTS




ITEM                                                  ARTICLE          PAGE
----                                                  -------          ----
DEFINITIONS                                              1              2
ELIGIBILITY AND PARTICIPATION                            2              8
EXECUTIVE CASH BALANCE PLAN BENEFIT                      3              10
VESTING                                                  4              11
DISTRIBUTION OF EXECUTIVE CASH BALANCE PLAN
  BENEFIT; SUBSEQUENT RE-EMPLOYMENT                      5              12
DEATH BENEFITS                                           6              14
MEDICAL BENEFITS                                         7              16
TOTAL DISABILITY                                         8              17
GENERAL PROVISIONS                                       9              18




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                      The Reader's Digest Association, Inc.

                           Executive Cash Balance Plan



                                    PREAMBLE

      The Reader's Digest Association, Inc. (the "Company") has adopted the Reader's Digest Executive Cash Balance Plan (the "Plan") effective October 1, 1999, to provide participants with a defined contribution plan that is complementary to the cash balance provisions of The Reader's Digest Association, Inc. Retirement Plan (the "Cash Balance Plan") made effective as of July 1, 1999. The Plan provides benefits to a designated group of executives, which are supplemental to the benefits provided under The Reader's Digest Association, Inc. Retirement Plan and The Reader's Digest Association, Inc. Excess Benefit Retirement Plan.



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      Effective  as of October 1,  1999,  The  Reader's  Digest  Executive  Cash
Balance Plan has been adopted by the Board of Directors of The Reader's Digest Association, Inc. to read as follows:



                                    ARTICLE 1

                                   Definitions

      The following words and phrases as used herein shall have the following meanings, unless a different meaning is plainly required by the context. All terms with initial capital letters not defined herein shall have the same meanings as set forth in the Cash Balance Plan or 401(k) Plan.

APPLICABLE INTEREST RATE:

The average of the annual rates of interest on 30-year Treasury securities for the fourth and fifth months preceding the month in which the distribution is made.

BENEFICIARY:

The person or persons (including a trust or estate) who are entitled to receive any benefits under the Plan by reason of the death of a Participant.

BOARD:

The Board of Directors of The Reader's Digest Association, Inc.

CASH BALANCE PLAN:

The Reader's Digest Association, Inc. Retirement Plan, restated as of July 1, 1999 and as such plan may be amended and restated from time to time and as such plan applies to participants with an Cash Balance Account.

COMPANY:

The Reader's Digest Association, Inc. or any successor corporation by merger, purchase, consolidation or otherwise.

COMPENSATION:

Base Pay earned, plus any Management Incentive Bonus earned, for a Year.

COMPENSATION COMMITTEE:

The compensation committee appointed by the Board.

CONTRIBUTION CREDITS:

Annual Adjustments to a Participant's Executive Cash Balance Plan Benefit made as of September 30 in an amount equal to (i) 20% of the Participant's Compensation for the previous Year, less (ii) pay credits that have been or will be allocated to his Cash Balance Account in the Cash Balance Plan and the Excess Plan for such Year, and amounts allocated to his account in the Excess Profit Sharing Plan for such Year. Contribution Credits shall be made only to accounts of Participants who are employed on the date the Contribution Credit is made or who died, had a Total Disability, or had a Termination of Employment on or after his Early Retirement Date since the previous September 30. No Contribution Credits shall be made with respect to any period of severance.

EARLY RETIREMENT DATE:

The date coincident with or subsequent to a Participant's attainment of age fifty-five (55) upon which his Periods of Service for Credited Service plus his attained age equal or exceed sixty-five (65) years.

EMPLOYER:

The Company and any subsidiary of the Company which, with the approval of the Board and subject to such conditions as the Board may impose, adopts this Plan, and any successor or successors of any of them. For purposes of this Plan, a subsidiary shall include any corporation at least fifty-one percent (51%) of the voting stock of which is owned by the Company or its stockholders or by one or more corporations fifty-one percent (51%) of the voting stock of which is owned by the Company or its stockholders.

EXCESS PLAN:

The Reader's Digest Association, Inc. Excess Benefit Retirement Plan, as amended and restated as of July 1, 1994 and as such plan may be amended and restated from time to time.

EXCESS PROFIT SHARING PLAN:

The Profit-Sharing Benefit Restoration Plan of The Reader's Digest Association, Inc., effective as of July 1, 1994, as such plan may be amended from time to time.

EXECUTIVE CASH BALANCE PLAN BENEFIT :

The Participant's Opening Balance, if any, as adjusted by any Contribution Credits and Investment Adjustments.

EXECUTIVE RETIREMENT PLAN:

The Reader's Digest Association, Inc. Executive Retirement Plan, as amended as of November 1, 1997 and as such plan may be further amended and restated from time to time.

401(k) PLAN:

The Employee Ownership Plan and the 401(k) Partnership of The Reader's Digest Association, Inc., as restated as of July 1, 1997 and as such plan may be amended and restated from time to time.

INVESTMENT ADJUSTMENTS:

Adjustments to a Participant's Executive Cash Balance Plan Benefit in an amount equal to the investment return deemed earned based on the deemed investments elected under Section 3.2. Investment Adjustments shall be made at the end of the last business day of each month.

MANAGEMENT INCENTIVE BONUS:

Any compensation award under The Reader's Digest Association, Inc. Senior Management Incentive Compensation Plan, The Reader's Digest Association, Inc. Management Incentive Compensation Plan or any similar or equivalent plan.

NORMAL RETIREMENT DATE:

The first day of the month coincident with or next following a Participant's 65th birthday.

OPENING BALANCE :

The present lump sum Equivalent Actuarial Value of the Participant's Normal Retirement Benefit as defined under the Executive Retirement Plan based on Service through September 30, 1999 and Retirement Salary as of June 30, 1999 , the interest rate of 5.55%, and the prevailing commissioners' standard mortality table described in Section 807(d)(5)(A) of the Code, provided, however, that the Opening Balance of a Participant who has attained age 39 but not age 55 as of September 30, 1999, shall be increased by the following percentage:


       Age as of September 30, 1999            Percentage Increase
       ----------------------------            -------------------

                     54                               40.0
                     53                               37.5
                     52                               35.0
                     51                               32.5
                     50                               30.0
                     49                               27.5
                     48                               25.0
                     47                               22.5
                     46                               20.0
                     45                               17.5
                     44                               15.0
                     43                               12.5
                     42                               10.0
                     41                                7.5
                     40                                5.0
                     39                                2.5

In the case of an Employee who was not a Participant in the Executive Retirement Plan, his Opening Balance will be equal to zero. In the case of an Employee who has a Termination of Employment after October 1, 1999 and who is a Participant in the Executive Retirement Plan as of his Date of Termination and who is subsequently rehired by the Employer, his Opening Balance will be equal to zero.

If a Participant who has received a distribution of his entire vested Executive Cash Balance Plan Benefit upon a Termination of Employment returns to the employ of an Employer, he shall have upon his return to employment an Opening Balance of zero. If a Participant who has not received a distribution of his entire vested Executive Cash Balance Plan Benefit upon a Termination of Employment returns to the employ of an Employer, he shall have upon his return to employment an Executive Cash Balance Plan Benefit equal to his remaining vested Executive Cash Balance Plan Benefit.

Notwithstanding the foregoing, the Board, in its discretion, may augment any Participant's Opening Balance and may provide an Opening Balance for a Participant who would otherwise have an Opening Balance of zero

PARTICIPANT:

An eligible Employee designated to participate in the Plan in accordance with the terms herein.

PLAN:

The Reader's Digest Association, Inc. Executive Cash Balance Plan, effective October 1, 1999 and as such plan may be amended and restated from time to time.

RETIREE HEALTH PLAN:

The Reader's Digest Association, Inc. Medical and Dental Expense Plan for Retirees and Disabled Individuals.

RETIREMENT SALARY:

The average annual regular or basic salary of a Participant and Management Incentive Bonus including all amounts contributed by the Employer on behalf of the Participant as an Employee Tax Deferred Contribution under the 401(k) Plan or to a cafeteria plan as described in Section 125 of the Code, but excluding severance pay, bonuses which are not Management Incentive Bonuses, contributions made under any other deferred compensation plan on behalf of a Participant or other extra compensation, during the three consecutive years in the last ten years of employment which are counted under the Cash Balance Plan as of June 30, 1999 (or fewer, if applicable) which provides the highest average. For purposes of this definition, the Management Incentive Bonus shall be determined by reference to amounts payable with respect to the same period for which the annual regular or basic salary is determined.

SPOUSE:

The spouse of a Participant who is legally married to the Participant on the date of the Participant's death.

TERMINATION OF EMPLOYMENT:

The date on which an Employee quits, retires, terminates employment due to Total Disability or is discharged other than by a Termination of Employment for Cause.

TERMINATION OF EMPLOYMENT FOR CAUSE:

The discharge of an Employee for (i) the intentional failure to perform reasonably assigned duties, (ii) dishonesty or willful misconduct in the performance of duties, (iii) involvement in a transaction in connection with the performance of duties to the Company or any of its Subsidiaries which transaction is adverse to the interests of the Company or any of its Subsidiaries and which is engaged in for personal profit or (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses), moral turpitude or other misconduct of any kind.

TOTAL DISABILITY:

The period during which an individual has a total disability as provided under The Reader's Digest Association, Inc. Long Term Disability Plan.

YEAR

The twelve month period beginning on July 1.




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                                    ARTICLE 2

                          Eligibility and Participation

      Section 2.1 Unless otherwise determined by the Board or the Compensation Committee, eligibility of an Employee to participate in the Plan upon his employment, promotion or re-employment shall be determined from time to time by the Senior Vice President, Human Resources, with the approval of the Chief Executive Officer, in their discretion, but shall be limited to senior officers, senior management and other key Employees of an Employer who are hired or promoted to Grade 21 or higher and who execute an agreement in a form designated by the Compensation Committee to be covered by this Plan.

      Section 2.2 Notwithstanding the provisions of the preceding Section, any eligible Employee who was hired and/or promoted to Grade 21 or higher on or before October 1, 1999, and who is a participant in the Executive Retirement Plan, shall continue to participate in the Executive Retirement Plan and shall not be eligible to participate in this Plan if (i) he meets the early retirement criteria set forth under such plan, or (ii) if he does not meet such early retirement criteria, and prior to November 1, 1999 executes an agreement in a form designated by the Compensation Committee to be covered by the Executive Retirement Plan. Failure of an eligible Employee to make a timely election under Subsection (ii) will result in continued coverage under the Executive Retirement Plan in lieu of eligibility for participation under this Plan. This Section does not apply to an Employee who has a Termination of Employment after October 1, 1999 and then is subsequently rehired by an Employer. In such a case, the re-employed executive is only eligible to participate in this Plan pursuant to the preceding Section.

      Section 2.3 Unless otherwise provided herein, each Participant shall commence participation on the date of his designation as a Participant. When an Employee first becomes a Participant in the Plan, the Senior Vice President, Human Resources shall notify him promptly of that fact and of his rights hereunder.

      Section 2.4 A Participant who has a Termination of Employment shall be entitled to a distribution of the vested portion of his Executive Cash Balance Plan Benefit at the time and in the manner specified in Article 5. In addition, to the extent that benefits are payable by reason of death, the Participant's Beneficiary shall be entitled to benefits in accordance with Article 6. To the extent that benefits are payable by reason of Total Disability, the Participant shall be entitled to additional benefits in accordance with Article 8.

      Section 2.5 A Participant who has a Termination of Employment for Cause shall not be eligible for any benefit under this Plan regardless of whether the benefits are vested under this Plan.



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                                    ARTICLE 3

                       Executive Cash Balance Plan Benefit

      Section 3.1 A Participant's Executive Cash Balance Plan Benefit shall be equal to the sum of his Opening Balance, if any, plus annual Contribution Credits, as defined herein, as adjusted by Investment Adjustments on a monthly basis as determined below.

      Section 3.2 (i) Fifty percent (50%) of each Contribution Credit and the Opening Balance (if any) shall be deemed invested as directed by the Participant, subject to the approval of the Board, among the Investment Funds available under the 401(k) Plan in the percentages (in whole numbers) elected by the Participant. If a Participant fails to specify the Investment Funds to which this portion of his Opening Balance, if any, or Contribution Credits are to be allocated under this Plan, this portion of the Participant's Executive Cash Balance Plan Benefit shall be credited with interest as provided in Section 4.2(d) (iii) of the Cash Balance Plan. A Participant or Recipient may elect at any time, in the form the Compensation Committee specifies and subject to the approval of the Board, a new allocation in which this portion of his Executive Cash Balance Plan Benefit will be deemed invested among the Investment Funds. Any new allocation among Investment Funds must be requested by the second to last business day of the month to be deemed effective as of the first day of the following month and must be in percentages in whole numbers.

      (ii) The remaining fifty percent (50%) of each annual Contribution Credit and fifty percent (50%) of the Opening Balance (if any) shall be deemed invested in Class A non-voting common stock issued by the Company.



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                                    ARTICLE 4

                                     Vesting

      Section 4.1 A Participant shall become vested in his Executive Cash Balance Plan Benefit under this Plan in accordance with the following schedule.

Total Completed Years of Participation                 Percentage
 in Plan and Executive Retirement Plan                   Vested

              Less than 5                                   0
                   5                                       50
                   6                                       60
                   7                                       70
                   8                                       80
                   9                                       90
                  10                                      100

      Upon the Termination of Employment of a Participant on or after his Early Retirement Date, the Board may determine that the Participant is 100% vested in the Executive Cash Balance Plan Benefit.

      Section 4.2 Notwithstanding any provision herein to the contrary, a Participant shall not be entitled to, and shall forfeit, all benefits accrued under this Plan (whether vested or not) if he has a Termination of Employment for Cause.

                                    ARTICLE 5

             Distribution of Executive Cash Balance Plan Benefit;
                            Subsequent Re-Employment


Section 5.1 If a Participant is entitled to a distribution of his Executive Cash Balance Plan Benefit hereunder, the Participant shall receive his distribution in ten annual installments; provided, however, that the Compensation Committee may, in its sole discretion, select an alternative form of distribution and may accelerate payment of any remaining unpaid portion of a Participant's vested Executive Cash Balance Plan Benefit. If the Compensation Committee does not select an alternative form of distribution, payments will commence in the January following a Termination of Employment. Each payment shall be a fraction of the vested value of the Participant's Executive Cash Balance Account as of the preceding December 31 made in accordance with the following schedule:

                   Payment    Payment Fraction

                      1             1/10
                      2             1/9
                      3             1/8
                      4             1/7
                      5             1/6
                      6             1/5
                      7             1/4
                      8             1/3
                      9             1/2
                     10       Balance remaining



      Section 5.2 The Compensation Committee may approve an annuity form of equivalent value to the vested Executive Cash Balance Plan Benefit. The annuity options available and the Applicable Interest Rate and mortality assumptions used for determining actuarial equivalence, shall be the same as those which are available and used under the Cash Balance Plan.

      Section 5.3 If a Participant who is receiving a distribution of his Executive Cash Balance Plan Benefit or Executive Retirement Plan Benefit returns to the employ of the Employer as an Employee, the distribution of the benefit shall cease for as long as the Participant continues to be so employed. Subject to the approval of the Board, the Participant will participate in the Plan upon his re-employment and the Employer shall make Contribution Credits and Investment Adjustments.

                  (i) Upon a subsequent Termination of Employment, the total vested Executive Cash Balance Plan Benefit of such Employee as of that date shall be payable in a form described herein. In the case of an Employee who was receiving a benefit from the Executive Retirement Plan, upon a subsequent Termination of Employment, the distribution of the Executive Retirement Plan Benefit earned prior to his re-employment date shall recommence and the vested Executive Cash Balance Plan Benefit of such employee earned subsequent to his re-employment date shall be payable in a form described herein.

                  (ii) Upon a subsequent Termination of Employment for Cause, the Participant will forfeit his benefits earned subsequent to his re-employment date; provided, however, distribution of the benefits earned prior to his re-employment date shall recommence the January following the later of the subsequent Termination of Employment or the end of the severance period (a) in the same form in which the benefits were previously distributed, and (b) if payable in the form of 10 annual payments, pursuant to the previously determined payment schedule beginning with the amount which would have been next payable if the Participant had never returned to the employ of the Employer.

                                    ARTICLE 6

                                 Death Benefits

      Section 6.1 In the event of a Participant's death after benefits under the Plan have commenced, his Beneficiary shall receive any amounts provided under the form of payment under which the Participant was receiving such benefits at the time of his death. Notwithstanding the foregoing, the Compensation Committee may, in its sole discretion, accelerate any remaining unpaid portion of such payments into one or more payments.

      Section 6.2 In the event of a Participant's death while in the employ of the Employer prior to his benefit commencement date under the Plan, his Beneficiary shall receive the value of the Executive Cash Balance Plan Benefit without regard to vesting payable in a form to be determined by the Compensation Committee.

      Section 6.3 A Participant may designate primary and contingent Beneficiaries on a form designated by the Compensation Committee. A contingent Beneficiary shall receive benefits only if no primary Beneficiary is alive upon the Participant's death. If a Participant does not properly name a Beneficiary, or if no Beneficiary is alive upon the Participant's death, the benefit shall be paid to the Participant's surviving Spouse, or, if none, the Participant's estate. If a Participant designates multiple primary or contingent Beneficiaries, percentages of the benefit may be allocated equally or unequally as the Participant designates. The Executive Cash Balance Plan Benefit shall be divided (i) among all primary Beneficiaries who are alive upon the Participant's death, or (ii) among all contingent Beneficiaries who are alive upon the Participant's death, if no primary Beneficiaries are alive. The share of a Beneficiary who is not alive upon the Participant's death shall be divided among the remaining Beneficiaries in that Beneficiary group (primary or contingent) in the proportion that their shares bear to one another.

      Section 6.4 The Employer shall pay to each Participant who had participated in the Executive Retirement Plan cash, on the same terms as he receives his regular compensation, in an amount sufficient to purchase term life insurance equal to three times the Participant's Base Pay, reduced by (i) the greater of the amount of insurance provided to the Participant under the Employer's Group Life Insurance Policy or the amount of group life insurance provided to the Participant as of June 30, 1998, (ii) the amount of benefits payable upon the Participant's death as provided in the Participant's
Supplemental Executive Retirement Benefit Agreements (if any) reduced by Employee contributions under such agreements accumulated at 8% to the date of death, and (iii) the value of the Participant's Executive Cash Balance Plan Benefit as of the preceding October 1. Such amount shall be recalculated each October 1 based on the Employee's age, base salary and the then current annual rates under the Employer's Group Universal Life Insurance Policy.

                                    ARTICLE 7

                                Medical Benefits

      Section 7.1 If any Participant has a Termination of Employment on or after his Early Retirement Date, such Participant and his Spouse with the consent of the Compensation Committee shall be eligible to receive the benefits provided under the Retiree Health Plan as if the Participant had met the eligibility requirements under such plan, provided that the Participant or Spouse makes the contributions required under such plan.

      Section 7.2 If a married Participant dies while in the employ of the Employer prior to his benefit commencement date under the Plan after attaining age fifty-five (55) and the completion of a five-year Period of Service (without regard to any break-in-service rules applicable under the Cash Balance Plan), his Spouse shall be eligible to receive the benefits provided under the Retiree Health Plan as if the Participant had retired prior to his death having satisfied the eligibility requirements of such plan, provided that such Spouse makes the contributions required under such plan.

      Section 7.3 If a married Participant dies following the Participant's retirement from the Employer after attaining his Early Retirement Date, his Spouse shall be eligible to receive the benefits provided under the Retiree
Health Plan as if the Participant had retired prior to his death having satisfied the eligibility requirements of such plan, provided that such Spouse makes the contributions required under such plan.

                                    ARTICLE 8

                                Total Disability

      Section 8.1 If a Participant has a Termination of Employment by reason of a Total Disability, he shall be entitled to an annual disability benefit payable in monthly installments. The annual disability benefit shall equal 60% of the average of the Management Incentive Bonus earned with respect to the three Years prior to the Year in which he had a Total Disability up to a maximum benefit of $24,000 per month. The disability benefit will be paid until the earliest to occur of (i) lapse of five (5) years from the date of such Termination of Employment, (ii) attainment of age 65, or (iii) termination of Total Disability. This benefit shall be in addition to any benefit paid under The Reader's Digest Long-Term Disability Plan. If the Participant has a Termination of Employment by reason of Total Disability, all Contribution Credits shall cease. The value of the Executive Cash Balance Plan Benefit earned prior to Total Disability (without regard to vesting) shall be payable in a form to be determined by the Compensation Committee following the earliest to occur of (1) attainment of age 65 or (ii) termination of Total Disability, or, if the Participant returns to the employ of an Employer, following the subsequent Termination of Employment.

      Section 8.2 If a Participant dies during the period when payments are being made under this Article, disability payments shall cease. The Beneficiary shall be entitled to receive any undistributed portion of the Executive Cash Balance Plan Benefit.

                                    ARTICLE 9

                               General Provisions

      Section 9.1 The Employer shall only have a contractual obligation to make payments to the Participant or Beneficiary, as applicable, referred to herein when due, and the amounts of such payments shall not be held in trust for the Participant or Beneficiary, as applicable, but shall be paid from the general assets of the Employer. This Plan is intended to constitute an unfunded plan and no assets shall be segregated or earmarked in respect of any amount due hereunder.

      Section 9.2 Nothing contained herein shall confer any right on a Participant to be continued in the employ of the Company or any other Employer, or as a limitation of the right of the Company or Employer to discharge any Participant with or without cause, nor shall anything herein affect the right of the Participant to participate in and receive benefits under and in accordance with any pension, profit sharing, incentive compensation or other benefit plan or program of any Employer. Nothing herein shall be construed as a contract of employment between the Employer and any Participant.

      Section 9.3 This Plan shall be binding upon any successor to or purchaser of substantially all the assets of the Company or an Employer with respect to such Employer's Employees. The Board reserves the right at any time and from time to time to modify, amend or terminate in whole or in part any or all of the provisions of the Plan. Upon any such termination of this Plan, the Company may in its sole discretion accelerate payment of all benefits that are in pay status on the date of termination and benefits to which a Participant or Beneficiary, as applicable, would be entitled under the terms of the Plan then in effect based on events which occur prior to the date of termination of the Plan. In no event, however, shall any modification, amendment or plan termination by the Board deprive any Participant or Beneficiary, as applicable, of any amount which is payable to such person under the Plan by reason of the Participant's attainment of age 65 or death prior to such modification, termination or amendment.

      Section 9.4 No right or interest of a Participant or Beneficiary, as applicable, under this Plan shall be subject to voluntary or involuntary alienation, assignment or transfer of any kind.

      Section 9.5 The administration of this Plan and the interpretation thereof, including the authority to decide all questions that arise thereunder, shall be the responsibility of the Compensation Committee or such other person or entity as the Company shall designate. The decisions and interpretations of such administrator of the Plan shall be final and binding upon each Employer that shall have adopted this Plan, Employees of such Employers, each Participant and his Beneficiary, and other interested parties.

      Section 9.6 The Company shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state, local or other taxes required by law to be withheld.

      Section 9.7 If any payment to be made under this Plan is to be made on account of a Participant who was employed by an Employer that shall have adopted this Plan, other than the Company, the cost of such benefit payment shall be borne by the Employer of the Employee.

      Section 9.8 This Plan shall be construed, regulated and administered for all purposes according to the laws of the State of New York and the United States.

      Section 9.9 No member of the Board, no Employee and no member of the Compensation Committee (nor the Compensation Committee itself) shall be liable for any act or action hereunder, including acts of omission or commission, by any other member or Employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, gross negligence or fraud, for anything done or omitted to be done by himself.

      Section 9.10 Wherever any words are used in this Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.

      Section 9.11 In the event any provision of this Plan, if challenged, would be declared invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be illegal, invalid or unenforceable and the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby.